Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Universal Corporation Investor Relations	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports First Quarter Results
Richmond, VA August 2, 2023 / PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “Our tobacco operations performed well and are off to a good start for our fiscal year 2024. Segment operating income was higher for our Tobacco Operations segment in the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022, even though we did not have the benefit of large shipments of carryover tobacco from certain origins that we had in first quarter of fiscal year 2023. Demand for leaf tobacco from our customers remains strong, and our level of uncommitted tobacco inventory was 16% of tobacco inventory at June 30, 2023. We are forecasting increased leaf tobacco production in fiscal year 2024, compared to fiscal year 2023, and believe that even with that increased production, leaf tobacco will remain in an undersupply position.

“We are pleased with the ongoing progress we are making to integrate our plant-based ingredients platform, and we continue to execute on our strategy to invest in and expand the platform’s capabilities for future growth in existing and new products. For the quarter ended June 30, 2023, the platform faced soft demand, due to high customer inventory levels, and our earnings for the platform were below our expectations. We believe that many of our customers are continuing to draw down on their raw materials inventories after building inventories to protect against prior supply chain uncertainties. These inventory challenges have been more extensive and persistent in duration than we had forecasted. In addition, the expansion of the platform’s capabilities has added to our costs, while a sharp drop in certain new crop raw material prices resulted in inventory write-downs in the quarter ended June 30, 2023. We continue to believe the inventory challenges are temporary and expect excess inventory levels held by our customers to eventually work down. One of the main objectives of our current investments in our plant-based ingredients platform is to expand our portfolio to include more value-added products for our customers.
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Universal Corporation

We believe that we are well-positioned to capitalize on demand from our customers, and that with the investments we are making, we are a stronger partner for current and future customers due to the expanded range of capabilities and products that we can offer them. We are encouraged by ongoing customer engagements regarding existing business and new business opportunities.

“Our costs, notably interest costs and prices for green leaf tobacco, remained high in the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022. Interest costs were more than double on higher interest rates in the first quarter of fiscal year 2024, compared to the same quarter in fiscal year 2023. Our debt balances, the sum of notes payable and overdrafts and long-term obligations, were relatively flat in the quarter ended June 30, 2023, compared to the same quarter in the prior fiscal year, as working capital requirements to fund larger tobacco crops and higher green tobacco prices were partially offset by increased customer deposits.

“We continue to make transparency around our sustainability efforts and goals a priority. We recently completed our annual submission to the global non-profit organization CDP regarding climate change, forestry, and water risk to provide more information on our achievements in these areas to our stakeholders. We continue to work with third parties to verify our emissions and establish our pathway to net zero through the identification and prioritization of high-impact projects throughout our footprint.”

FINANCIAL HIGHLIGHTS
	Three Months Ended June 30,		Change
(in millions of dollars, except per share data)	2023	2022	$	%

Consolidated Results
Sales and other operating revenue	$517.7	$429.8	$87.9	20%
Cost of goods sold	$431.2	$350.1	$81.1	23%
Gross Profit Margin	16.7%	18.5%		-183 bps
Selling, general and administrative expenses	$75.5	$66.5	$9.0	14%
Operating income (loss)	$11.0	$13.3	$(2.2)	(17)%
Diluted earnings (loss) per share (as reported)	$(0.08)	$0.27	$(0.35)	(130)%
Adjusted diluted earnings (loss) per share (non-GAAP)*	$(0.08)	$0.25	$(0.33)	(132)%
Segment Results
Tobacco operations sales and other operating revenues	$443.9	$348.1	$95.8	28%
Tobacco operations operating income	$8.9	$8.1	$0.8	9%
Ingredients operations sales and other operating revenues	$73.8	$81.8	$(7.9)	(10)%
Ingredient operations operating income (loss)	$(2.0)	$4.6	$(6.6)	(144)%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below.

Net loss for the quarter ended June 30, 2023, was $(2.1) million, or $(0.08) per diluted share, compared with net income of $6.8 million, or $0.27 per diluted share, for the quarter ended June 30, 2022. Excluding certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share decreased by $8.2 million and $0.33, respectively, for the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022. Operating income of $11.0 million for the quarter ended June 30, 2023, decreased by $2.2 million, compared to operating income of $13.3 million for the quarter ended June 30, 2022.

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Universal Corporation

Consolidated revenues increased by $87.9 million to $517.7 million for the three months ended June 30, 2023, compared to the same period in fiscal year 2023, on higher tobacco sales prices and a favorable product and geographic mix in our Tobacco Operations segment.

TOBACCO OPERATIONS

The first fiscal quarter is historically a slow quarter for our tobacco businesses. Operating income for the Tobacco Operations segment increased by $0.8 million to $8.9 million for the quarter ended June 30, 2023, compared with the quarter ended June 30, 2022. Although tobacco sales volumes were down, Tobacco Operations segment operating income was up largely on a more favorable product and geographic mix in the quarter ended June 30, 2023, compared to the same quarter in the prior fiscal year, when a large amount of carryover tobacco crops were shipped. Prices for green leaf tobacco in the quarter ended June 30, 2023, were also higher than in the quarter ended June 30, 2022. Carryover crop shipments were significantly lower in Brazil in the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022. In Europe, sales volumes and revenues were up due to shipment timing and a favorable product mix in the quarter ended June 30, 2023, compared to the same quarter in the prior fiscal year. Carryover crop shipments were up in North America due to shipment timing in the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022. Results for our oriental tobacco joint venture were down significantly in the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022, on unfavorable foreign currency comparisons and higher interest expenses. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in the quarter ended June 30, 2023, compared to June 30, 2022, primarily on higher compensation costs and higher provisions on advances to suppliers following adverse weather conditions in Africa. Revenues for the Tobacco Operations segment of $443.9 million for the quarter ended June 30, 2023, were up $95.8 million, compared to the same period in the prior fiscal year, on higher tobacco sales prices and a favorable product and geographic mix.

INGREDIENTS OPERATIONS

Operating loss for the Ingredients Operations segment was $(2.0) million for the quarter ended June 30, 2023, compared to operating income of $4.6 million for the quarter ended June 30, 2022. Sales for all of our businesses in this segment were down in the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022, on lower demand due to our customers continuing to carry high inventory levels. Prices for some key raw materials were down in the quarter ended June 30, 2023, compared to the quarter ended June 30, 2022. Inventory write-downs for the Ingredients Operations segment were higher in the quarter ended June 30, 2023, compared to the same quarter in the prior fiscal year, on the changes in customer demand and new crop raw material prices. Selling, general, and administrative expenses for this segment increased in the quarter ended June 30, 2023, compared to the same quarter in the prior fiscal year, largely on higher labor costs and investments in product development capabilities. Revenues for the Ingredients Operations segment of $73.8 million for the quarter ended June 30, 2023, were down $7.9 million compared to the quarter ended June 30, 2022, largely on lower sales volumes.

OTHER ITEMS

Cost of goods sold in the quarter ended June 30, 2023, increased by 23% to $431.2 million, compared with the same period in the prior fiscal year, largely due to higher green tobacco costs. Selling, general, and administrative costs for the quarter ended June 30, 2023, increased by $9.0 million to $75.5 million, compared to the same period in the prior fiscal year, primarily on weakening of the U.S. dollar,
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Universal Corporation

increased compensation costs, and higher provisions on advances to suppliers. Interest expense for the quarter ended June 30, 2023, increased by $8.8 million to $15.5 million on increased costs from higher interest rates.

For the three months ended June 30, 2023, our consolidated effective income tax rate on pre-tax loss was a benefit of 21.6%. For the three months ended June 30, 2022, our consolidated effective income tax rate on pre-tax income was 54.6%. The consolidated effective income tax rate for the three months ended June 30, 2022, was affected by the sale of our idled Tanzania operations which resulted in $1.1 million of additional income taxes. Without this item, the consolidated effective income tax rate for the three months ended June 30, 2022, would have been approximately 36.2%. Additionally, the sale of our idled Tanzania operations resulted in a $1.8 million reduction to consolidated interest expense related to an uncertain tax position.

Reconciliation of Certain Non-GAAP Financial Measures

The following table sets forth certain non-recurring items included in reported results to reconcile adjusted net income to net income attributable to Universal Corporation:

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share Reconciliation

(in thousands)	Three Months Ended June 30,
	2023	2022
As Reported: Net income (loss) available to Universal Corporation	$(2,064)	$6,830
Interest expense reversal on uncertain tax position and income tax from sale of operations in Tanzania	—	(1,816)
Total of Non-GAAP adjustments to income (loss) before income taxes	$—	$(1,816)
Non-GAAP adjustments to income taxes
Income tax expense from sale of operations in Tanzania	—	1,132
Total of income tax impacts for Non-GAAP adjustments to income (loss) before income taxes and Non-GAAP adjustment to income taxes	—	1,132
As adjusted: Net income (loss) attributable to Universal Corporation (Non-GAAP)	$(2,064)	$6,146
As reported: Diluted earnings (loss) per share	$(0.08)	$0.27
As adjusted: Diluted earnings (loss) per share	$(0.08)	$0.25

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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the COVID-19 pandemic and subvariants; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; our reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services including increased transportation costs and delays attributed to global supply chain challenges; timing of shipments to customers; higher inflation rates; changes in market structure; government regulation and other stakeholder expectations; economic and political conditions in the countries in which we and our customers operate, including the ongoing impacts from the conflict in Ukraine; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the years ended March 31, 2023. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on August 2, 2023, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 2, 2023. A taped replay of the call will be available through August 16, 2023, by dialing (877) 674-7070. The confirmation number to access the replay is 239241.
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Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2023	2022
	(Unaudited)
Sales and other operating revenues	$517,722	$429,822
Costs and expenses
Cost of goods sold	431,210	350,104
Selling, general and administrative expenses	75,477	66,452
Operating income	11,035	13,266
Equity in pretax earnings (loss) of unconsolidated affiliates	(4,166)	(553)
Other non-operating income (expense)	725	(62)
Interest income	1,365	237
Interest expense	15,543	6,724
Income (loss) before income taxes and other items	(6,584)	6,164
Income taxes	(1,423)	3,363
Net income (loss)	(5,161)	2,801
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	3,097	4,029
Net income (loss) attributable to Universal Corporation	$(2,064)	$6,830

Earnings (loss) per share:
Basic	$(0.08)	$0.28
Diluted	$(0.08)	$0.27

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2023	2022	2023
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$80,518	$86,566	$64,690
Accounts receivable, net	375,564	319,114	402,073
Advances to suppliers, net	111,176	99,875	170,801
Accounts receivable—unconsolidated affiliates	73,286	48,512	12,210
Inventories—at lower of cost or net realizable value:
Tobacco	1,100,722	1,080,362	833,876
Other	198,730	198,966	202,907
Prepaid income taxes	21,640	11,370	16,493
Other current assets	93,153	90,380	99,840
Total current assets	2,054,789	1,935,145	1,802,890

Property, plant and equipment
Land	24,930	23,872	24,926
Buildings	312,014	294,179	311,138
Machinery and equipment	705,045	669,967	689,220
	1,041,989	988,018	1,025,284
Less accumulated depreciation	(685,042)	(642,918)	(674,122)
	356,947	345,100	351,162
Other assets
Operating lease right-of-use assets	36,890	41,099	40,505
Goodwill, net	213,893	213,902	213,922
Other intangibles, net	77,290	89,352	80,101
Investments in unconsolidated affiliates	73,466	75,188	76,184
Deferred income taxes	15,187	14,532	13,091
Pension asset	10,516	12,704	9,984
Other noncurrent assets	48,681	52,356	51,343
	475,923	499,133	485,130

Total assets	$2,887,659	$2,779,378	$2,639,182

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2023	2022	2023
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$359,832	$454,659	$195,564
Accounts payable	88,362	121,702	83,213
Accounts payable—unconsolidated affiliates	1,495	88	5,830
Customer advances and deposits	103,436	19,438	3,061
Accrued compensation	20,890	15,933	33,108
Income taxes payable	5,620	5,708	3,274
Current portion of operating lease liabilities	10,673	10,568	11,404
Accrued expenses and other current liabilities	127,564	113,916	106,533
Current portion of long-term debt	—	—	—
Total current liabilities	717,872	742,012	441,987

Long-term debt	616,948	518,798	616,809
Pensions and other postretirement benefits	42,725	51,528	42,769
Long-term operating lease liabilities	23,343	28,727	25,540
Other long-term liabilities	29,160	30,024	32,512
Deferred income taxes	44,432	48,230	42,613
Total liabilities	1,474,480	1,419,319	1,202,230

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,636,600 shares issued and outstanding at June 30, 2023 (24,605,889 at June 30, 2022 and 24,555,361 at March 31, 2023)	338,445	332,520	337,247
Retained earnings	1,114,822	1,081,309	1,136,898
Accumulated other comprehensive loss	(72,547)	(88,066)	(77,057)
Total Universal Corporation shareholders' equity	1,380,720	1,325,763	1,397,088
Noncontrolling interests in subsidiaries	32,459	34,296	39,864
Total shareholders' equity	1,413,179	1,360,059	1,436,952

Total liabilities and shareholders' equity	$2,887,659	$2,779,378	$2,639,182

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2023	2022
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,161)	$2,801
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	14,754	14,129
Net provision for losses (recoveries) on advances to suppliers	1,382	(42)
Inventory writedowns	2,327	4,853
Stock-based compensation expense	3,859	3,682
Foreign currency remeasurement (gain) loss, net	1,530	(968)
Foreign currency exchange contracts	7,803	9,920
Deferred income taxes	(2,406)	(3,377)
Equity in net loss (income) of unconsolidated affiliates, net of dividends	2,630	443
Other, net	5	1,400
Changes in operating assets and liabilities, net:	(130,614)	(258,612)
Net cash used by operating activities	(103,891)	(225,771)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(17,960)	(15,070)
Proceeds from sale of business, net of cash held by the business	—	1,168
Proceeds from sale of property, plant and equipment	326	292
Net cash used by investing activities	(17,634)	(13,610)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	163,804	271,663
Dividends paid to noncontrolling interests	(4,164)	(5,145)
Dividends paid on common stock	(19,398)	(19,155)
Other	(2,893)	(1,892)
Net cash provided (used) by financing activities	137,349	245,471

Effect of exchange rate changes on cash, restricted cash and cash equivalents	4	(1,172)
Net increase (decrease) in cash, restricted cash and cash equivalents	15,828	4,918
Cash, restricted cash and cash equivalents at beginning of year	64,690	87,648

Cash, restricted cash and cash equivalents at end of period	$80,518	$92,566

Supplemental Information:
Cash and cash equivalents	$80,518	$86,566
Restricted cash (Other noncurrent assets)	—	6,000
Total cash, restricted cash and cash equivalents	$80,518	$92,566
See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 (the “2023 Annual Report on Form 10-K”).

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data)	2023	2022

Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
Net income (loss) attributable to Universal Corporation	$(2,064)	$6,830

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	24,842,171	24,769,015

Basic earnings (loss) per share	$(0.08)	$0.28

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
Net income (loss) attributable to Universal Corporation	$(2,064)	$6,830

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	24,842,171	24,769,015
Effect of dilutive securities
Employee and outside director share-based awards	—	166,539
Denominator for diluted earnings per share	24,842,171	24,935,554

Diluted earnings (loss) per share	$(0.08)	$0.27

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.

The Tobacco Operations segment activities involve selecting, procuring, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of non-combustible tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.

The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, flavors, and botanical extracts. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. Shank's manufactures flavors and botanical extracts and also offers bottling and custom packaging for customers.

The Company currently evaluates the performance of its segments based on operating income (loss) after allocated overhead expenses, plus equity in the pretax earnings (loss) of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows.

	Three Months Ended June 30,
(in thousands of dollars)	2023	2022

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$443,908	$348,063
Ingredients Operations	73,814	81,759
Consolidated sales and other operating revenues	$517,722	$429,822

OPERATING INCOME (LOSS)
Tobacco Operations	$8,883	$8,116
Ingredients Operations	(2,014)	4,597
Segment operating income	6,869	12,713
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	4,166	553
Consolidated operating income	$11,035	$13,266

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
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